Exhibit 99.1

Monroe Capital Corporation Announces Fourth Quarter of 2012 Dividend of $0.34 Per Share

CHICAGO, Ill., November 7, 2012 – Monroe Capital Corporation (the “Company”) (NASDAQ: MRCC) today announced that its Board of Directors has declared an initial dividend of $0.34 per share for the fourth quarter of 2012, payable on December 28, 2012 to stockholders of record as of December 14, 2012. The Company has adopted a dividend reinvestment plan that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash prior to the record date. As a result, when the Company declares a cash dividend, stockholders who have not opted out of the dividend reinvestment plan prior to the record date will have their dividend automatically reinvested in additional shares of the Company’s capital stock. The specific tax characteristics of the dividend will be reported to stockholders on Form 1099 after the end of the calendar year and in the Company’s periodic report filed with the Securities and Exchange Commission.

ABOUT MONROE CAPITAL CORPORATION

The Company is a newly-organized, externally-managed, non-diversified closed-end management investment company that has filed an election to be treated as a business development company under the Investment Company Act of 1940, as amended, and as a regulated investment company (RIC) for tax purposes. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation through investments in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.

ABOUT MONROE CAPITAL LLC

Monroe Capital LLC is a private investment firm providing senior and junior debt and equity co-investments to middle-market companies in the U.S. and Canada. Investment types include unitranche financings, cash flow and enterprise value based loans, acquisition facilities, mezzanine debt, second lien or last-out loans and equity co-investments. Monroe Capital LLC prides itself on its flexible investment approach and its ability to close and fund transactions quickly. Monroe Capital LLC is committed to being a value-added and user-friendly partner to owners, senior management and private equity sponsors. To learn more about Monroe Capital LLC, visit www.monroecap.com.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE:	Monroe Capital Corporation

Contact:	Aaron D. Peck

Chief Investment Officer and Chief Financial Officer

Monroe Capital Corporation

(312) 523-2363

Email: apeck@monroecap.com

Kelly Holman

BackBay Communications

(212) 209-3844

Email: kelly.holman@backbaycommunications.com

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